SCHEDULE 14A
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant  [x]
Filed by a Party other than the Registrant   [    ]

Check the appropriate box:

[    ]    Preliminary Proxy Statement
[    ]    Confidential, for Use of the Commission Only
            (as permitted by Rule 14a-6(e)(2))
[  X ]    Definitive Proxy Statement
[    ]    Definitive Additional Materials
[    ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      FIRST WASHINGTON REALTY TRUST, INC.
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the approxiate box):

[    ]    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 1a-6(i)(2)
          or Item 22(a)(2) of Schedule 14A.
[    ]    $500 per each party to the controversy pursuant to Exchange Act Rule
          14a-6(i)(3).
[    ]    Fee computed on the table below per Exchange Act Rules 14a-6(i)(5) and
          0-11.

          (1)  Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transition applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth in the amount on which the filing fee is calculated and state how it was determined):

          (4)  Proposed maximum aggregate value of transaction:1

          (5)  Total fee paid:

[    ]    Fee paid previously with preliminary materials.

[    ]    Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:
(2)  Form, Schedule or Registration Statement No.:
(3)  Filing Party:
(4)  Date Filed:

              [LETTERHEAD OF FIRST WASHINGTON REALTY TRUST, INC.]



                                 March 31, 2000





Dear Stockholder:

         You are cordially invited to attend our annual meeting of Stockholders which will be held this year at The Hyatt Regency-Bethesda, One Bethesda Metro Center, Bethesda, Maryland, on Friday, May 12, 2000, at 11:00 a.m. (EDT). On the following pages you will find the Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

         Your vote is important. We encourage you to vote by proxy so that your shares will be represented and voted upon at the meeting even if you cannot attend. Accordingly, please sign, date and return the enclosed proxy card promptly.

                                                 Sincerely,

                                                 /s/ Stuart D. Halpert

                                                 Stuart D. Halpert
                                                 Chairman of the Board

                       FIRST WASHINGTON REALTY TRUST, INC.

                        4350 East-West Highway, Suite 400
                            Bethesda, Maryland 20814

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of First Washington Realty Trust, Inc.:

         Notice is hereby given that the Annual Meeting of the Stockholders of FIRST WASHINGTON REALTY TRUST, INC., a Maryland corporation (the "Company"), will be held at The Hyatt Regency - Bethesda, One Bethesda Metro Center, Bethesda, Maryland, on Friday, May 12, 2000, at 11:00 a.m. (EDT), for the following purposes:

     1. To elect three Directors to serve for a three-year term and until their successors are elected and qualify.

     2. To consider and vote upon amendments to the Company's Stock Option Plan in order to (i) increase the number of shares of Common Stock available for issuance under the Plan to officers, directors and employees, and (ii) permit annual discretionary option grants to Independent Directors.

     3.  To  consider  and  vote  upon   ratification   of  the  appointment  of
PricewaterhouseCoopers LLP to serve as independent auditors for the Company for the calendar year ending December 31, 2000.

     4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on March 17, 2000 as the record date for determining stockholders of record entitled to notice of and to vote at the Annual Meeting.

         Accompanying this Notice is a proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY.

         All stockholders are cordially invited to attend the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,


                                          /s/ Jeffrey S. Distenfeld

                                          JEFFREY S. DISTENFELD
                                          Executive Vice President and Secretary


Bethesda, Maryland
March 31, 2000

                       FIRST WASHINGTON REALTY TRUST, INC.
                        4350 East-West Highway, Suite 400
                            Bethesda, Maryland 20814

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 12, 2000

         The enclosed Proxy is solicited by the Board of Directors of First Washington Realty Trust, Inc., a Maryland corporation (the "Company"), in connection with the Annual Meeting of Stockholders to be held at 11:00 a.m.
(EDT) on May 12, 2000, at The Hyatt Regency - Bethesda, One Bethesda Metro Center, Bethesda, Maryland 20814 (the "Annual Meeting"), and at any adjournment or postponement thereof.

         The Proxy is revocable at any time before its exercise by written notice of revocation to the Secretary of the Company at its principal office, by executing and returning another proxy bearing a later date or by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a Proxy. Execution of a Proxy will not affect your right to attend the Annual Meeting and to vote in person. Unless the accompanying Proxy has been previously revoked, the shares represented by the Proxy will, unless otherwise directed, be voted at the Annual Meeting for the nominees named below for election as Directors and for all other proposals described in this Proxy Statement and in the discretion of the proxy holder(s) on any other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof. Votes cast by Proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Annual Meeting. Any valid and properly executed but otherwise unmarked Proxies, including those submitted by brokers or nominees, will be voted in favor of the proposals and nominees of the Board of Directors, as indicated in the accompanying Proxy card.

         The costs of solicitation of Proxies will be borne by the Company. In addition to soliciting Proxies by mail, the Company's officers, directors and other regular employees, without additional compensation, may solicit Proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals and that the Company will reimburse such persons' out-of-pocket expenses.

          This Proxy Statement and the accompanying form of Proxy and the 1999 Annual Report are first being mailed to stockholders on or about March 31, 2000. The Company's 1999 Annual Report to its stockholders is also enclosed and should be read in conjunction with the matters set forth herein. See "Annual Report."

         Only holders of record of the Company's Common Stock, $.01 par value per share (the "Common Stock"), as of the close of business on March 17, 2000, are entitled to notice of and to vote at the Annual Meeting. At the close of business on March 17, 2000, there were outstanding 10,057,847 shares of the Company's Common Stock, which constitute all of the outstanding voting securities of the Company, each of which is entitled to one vote on each of the matters to be presented to the stockholders at the meeting.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     The Board of Directors currently consists of the following seven Directors:
Stuart D. Halpert, William J. Wolfe, Lester Zimmerman, Stanley T. Burns, Matthew
J. Hart, William M. Russell and Heywood Wilansky. Pursuant to the Company's charter, the Directors are divided into three classes. The terms of Directors Stuart D. Halpert, Stanley T. Burns and Heywood Wilansky expire at the Annual Meeting, while the terms of the remaining Directors expire in 2001 or 2002.

     Messrs. Halpert, Burns and Wilansky have been nominated and recommended for election to serve as Directors for a term of three years and until their respective successors are duly elected and qualify. Messrs. Halpert, Burns and Wilansky have advised the Board of Directors that they are able and willing to serve as Directors. If, for any reason, any of them shall become unavailable for election, an event that the Company does not anticipate, the individuals named in the enclosed Proxy may exercise their discretion to vote for any substitute nominee or nominees. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve.

Vote Required; Recommendation of the Board of Directors

         A plurality of all the votes cast at the Annual Meeting by the holders of shares of Common Stock present or represented by proxy, assuming a quorum is present, will be sufficient to elect a nominee as a Director. For purposes of the election of Directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. The Board of Directors unanimously recommends a vote FOR the nominees set forth above. Proxies solicited by the Company will be so voted unless stockholders specify otherwise on the accompanying Proxy.

                         BOARD OF DIRECTORS AND OFFICERS

         The nominees for election as Directors of the Company, the executive officers of the Company and the other Directors whose terms continue after the Annual Meeting, and their principal occupations for at least the past five years, their ages, their positions and offices with the Company and information as to their terms as Directors as of March 31, 2000, are as follows:

                                    Director     Term
         Name              Age      Since        Expires    Position
         ----              ---      --------     -------    --------

Stuart D. Halpert. . . . . 57         1994        2000      Chairman of the
                                                              Board of Directors
William J. Wolfe . . . . . 47         1994        2002      President, Chief
                                                              Executive Officer
                                                              and Director
Lester Zimmerman  . . . .  50         1994        2001      Director
Stanley T. Burns . . . . . 55         1994        2000      Director
Matthew J. Hart. . . . . . 47         1994        2002      Director
William M. Russell . . . . 63         1994        2001      Director
Heywood Wilansky . . . .   52         1994        2000      Director
James G. Blumenthal . . .  43                               Executive Vice
                                                             President and Chief
                                                             Financial Officer
Jeffrey S. Distenfeld . .  45                               Executive Vice
                                                             President,
                                                             Secretary and
                                                             General Counsel
James G. Pounds . . . . .  44                               Executive Vice
                                                             President and Chief
                                                             Operating Officer

     Stuart D. Halpert. Mr. Halpert is the Chairman of the Board of Directors of the Company. He co-founded First Washington Management, Inc. ("FWM"), a predecessor business to the Company, in 1983 and has been its Chairman from its inception. He has been involved in the real estate industry for over 20 years. Mr. Halpert is actively involved with all aspects of the Company's business, including its work with the capital markets, acquisitions, asset management, and third-party services. He shares overall responsibility for the Company's day-to-day operations with Mr. Wolfe. Prior to the formation of FWM, Mr. Halpert was a practicing attorney specializing in real estate transactions and banking matters. Prior to entering private practice, Mr. Halpert served as Counsel to the House Banking Committee, U.S. Congress. Mr. Halpert is a past member of the Board of Directors of the District of Columbia National Bank and the National Bank of Commerce. Mr. Halpert is a member of the International Council of Shopping Centers. He received his Bachelor's Degree from Brown University and his Juris Doctor Degree from The George Washington University Law School.

     William J. Wolfe. Mr. Wolfe is the President and Chief Executive Officer of the Company. He is also the President, Chief Executive Officer and co-founder of FWM and has been its President from its inception. Mr. Wolfe shares overall responsibility for the Company's day-to-day operations with Mr. Halpert, and is actively involved in all aspects of the Company's business, including acquisitions, development, renovation, leasing and management of the Company's retail properties. Prior to co-founding the Company's predecessor, from 1979 to 1982, Mr. Wolfe was a principal in a commercial real estate firm in the Washington, D.C. metropolitan area. Prior to entering the real estate business, Mr. Wolfe served in the Executive Office of the President of the United States. Mr. Wolfe is a member of the International Council of Shopping Centers, and is a past member of the Board of Directors of the National Bank of Commerce. He received his Bachelor's Degree from Clark University and his Master's Degree from Harvard University.

     Lester Zimmerman. Mr. Zimmerman was a co-founder of FWM and was an Executive Vice President of the Company until 1998. Since then, he has been President of LZ Realty, Inc. d/b/a First Capital Realty, a real estate brokerage company which acquired the sales brokerage business conducted through the Company's wholly-owned subsidiary, First Capital Realty, Inc. He has over 18 years of experience in the acquisition, management and disposition of commercial properties. Mr. Zimmerman is a member of the National Multi-Housing Council and the National Association of Real Estate Investment Trusts. Prior to joining the Company's predecessor, Mr. Zimmerman was an executive with the Xerox Corporation in Washington, D.C. and Sydney, Australia. Mr. Zimmerman received his Bachelor's Degree from the College of William and Mary.

     Stanley T. Burns. Mr. Burns is the principal of The Calloway Group, a consulting firm specializing in business strategy and finance. Mr. Burns is the former President and Chief Executive Officer of United Savings Bank of Virginia, and served for over 22 years with Chase Manhattan Corporation and certain of its affiliates. In 1985, Mr. Burns negotiated the acquisition of three banks in Maryland on behalf of The Chase Manhattan Corporation, which banks were then merged to form Chase Bank of Maryland, where he served as President and Chief Executive Officer until 1988. He is the author of SAIC: The First Thirty Years and Exceeding Expectations: The Story of Enterprise Rent-A-Car, co-author of Educating Managers, and he currently serves on the faculty of The Johns Hopkins University. He received his Bachelor's Degree from Duke University and a Master's Degree from The Johns Hopkins University.

     Matthew J. Hart. Mr. Hart is the Executive Vice President and Chief Financial Officer of Hilton Hotels Corporation. Mr. Hart is primarily responsible for Hilton's corporate finance and development activities. Prior to joining Hilton, Mr. Hart was Senior Vice President and Treasurer of the Walt Disney Company. Prior to joining Disney, Mr. Hart was Executive Vice President and Chief Financial Officer of Host Marriott Corporation (formerly known as Marriott Corporation). Before joining Marriott Corporation, Mr. Hart had been a lending officer with Bankers Trust Company in New York. Mr. Hart received his Bachelor's Degree from Vanderbilt University and a Master's of Business Administration from Columbia University. He is also a member of the Board of Directors of Kilroy Realty Corporation, an office property REIT based in El Segundo, California.

     William M. Russell. Mr. Russell is the President of Corporate Real Estate Advisors, an independent real estate consulting firm, and is a Senior Real Estate Advisor of Aetna, Inc. Prior to his current position, Mr. Russell was chairman of the Real Estate and Mortgage Investment Committee of the Aetna Life & Casualty Companies. Over the term of his association with Aetna, Mr. Russell held senior positions in virtually every area of its real estate operations, including supervising Aetna's $23 billion mortgage portfolio and serving as past president of Aetna Property Services, a subsidiary engaged in the on-site management of Aetna-owned properties, and acting as former chairman of AE Properties, Inc., a subsidiary engaged in real estate development. Mr. Russell is a member of the Board of Directors and past president of the Connecticut Housing Investment Fund. Mr. Russell was the Governor's appointee to the Connecticut Blue Ribbon Commission on Housing and he is Vice Chairman of Hartford's Downtown Council.

     Heywood Wilansky. Mr. Wilansky is the President, Chief Executive Officer and a Director of The Bon-Ton Stores, Inc., a retail department store chain. Prior to joining his current position in August, 1995, Mr. Wilansky was the president and chief executive officer of Foley's Department Store, a 50-store division of May Department Stores Company. Mr. Wilansky is the former president and chief executive officer of Filene's Department Store and the former executive vice president for merchandising of Lord & Taylor. Prior to that, Mr. Wilansky held various positions with Hecht's Department Store of Washington, D.C., most recently serving as senior vice president and general merchandise manager. Mr. Wilansky received his Bachelor's Degree from Canaan College.

     James G. Blumenthal. Mr. Blumenthal is an Executive Vice President and the Chief Financial Officer of the Company. Mr. Blumenthal joined FWM in 1986 and has served in a variety of positions, including Senior Asset Manager and Director of Acquisitions. He has responsibility for debt financing, management information systems, accounting and financial reporting for the Company. Prior to joining FWM, Mr. Blumenthal was a practicing CPA with Grant Thornton, a national accounting firm. He is a member of the American Institute of Certified Public Accountants. Mr. Blumenthal received his Bachelor's Degree from The George Washington University and his Master's of Science in Taxation from The American University.

     Jeffrey S. Distenfeld. Mr. Distenfeld is an Executive Vice President and the Secretary and General Counsel of the Company. He joined FWM in 1989 and is responsible for all legal matters. Prior to joining FWM, Mr. Distenfeld was a partner with the law firm of Lane and Edson, P.C., where he specialized in commercial real estate and financing transactions. He is a member of the bar of, and qualified to practice in, Maryland, Virginia and the District of Columbia. Mr. Distenfeld received his Bachelor's Degree from The George Washington University and his Juris Doctor Degree from the University of Virginia School of Law.

     James G. Pounds. Mr. Pounds is an Executive Vice President and the Chief Operating Officer of the Company and has responsibility for the leasing and management of the Company's properties, as well as its redevelopment and renovation activities and its third-party management business. He joined FWM in 1988 and has had a variety of responsibilities, including construction management and supervision of expansion and renovation projects. Prior to joining FWM, Mr. Pounds was a vice president of T.F. Stone, a real estate development firm, where he was responsible for the development and construction of a variety of commercial and multifamily projects. Prior to that, he was a project manager with HKS, Inc., an architectural firm, where he was responsible for development and construction of commercial office properties. Mr. Pounds received his Bachelor's Degree in Engineering from the University of Kansas and Master's of Business Administration and Master's of Architecture from the University of Illinois.

Committees of the Board of Directors; Meetings

     The Board of Directors held eight meetings during the year ending December 31, 1999. For that year, no Director who served as a Director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and committees on which he served. The Board of Directors has established the following standing committees: Audit Committee and Compensation Committee. There is no standing Nominating Committee. The Board of Directors has delegated certain functions to the following standing committees of the Board:

         Audit Committee. The Audit Committee consists of four Directors, all of whom are independent of the Company's management ("Independent Directors"). Messrs. Hart, Burns, Russell and Wilansky are the current members of the Audit Committee, and Mr. Hart is the Chairman of the Audit Committee. The Audit Committee was established to make recommendations concerning the engagement of independent public accountants, review with independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent accountants, review the independence of the independent accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The Audit Committee met three times during the year ending December 31, 1999.

         Compensation Committee. The Compensation Committee consists of four Directors, all of whom are Independent Directors. Messrs. Burns, Hart, Russell and Wilansky are the current members of the Compensation Committee, and Mr. Burns is the Chairman of the Compensation Committee. The Compensation Committee determines compensation for the Company's executive officers, administers the granting of stock options and administers the Company's stock option plan and restricted stock plan. The Compensation Committee met four times during the year ending December 31, 1999.

Directors' Compensation

         Independent Directors receive a retainer of $18,000 per annum. In addition, the Chairman of each Committee is paid $1,000 for each meeting which he attends and chairs. The Chairman of the Compensation Committee receives an additional $10,000 per year (paid in quarterly installments) for additional services provided to the Company in such capacity. Each Independent Director also is reimbursed for expenses incurred in attending meetings. Under the Stock Option Plan, each Independent Director receives, upon initial election to the Board of Directors, an option to purchase 2,500 shares of the Company's Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the grant date. In accordance with the formula in effect prior to the recent amendment to the Stock Option Plan, each Independent Director serving on June 1, 1999 was granted an option to purchase 5,000 shares of Common Stock at an exercise price of $21.75 per share (the fair market value of a share of Common Stock on such date). Pursuant to the amendment to the Stock Option Plan to be presented to the stockholders at the Annual Meeting, the Board of Directors has discretion to make annual grants of options to each Independent Director (at an exercise price equal to the fair market value of a share of Common Stock on the date of grant). In accordance with this amendment, the Board granted each Independent Director serving on June 1, 1999 an option to purchase an additional 3,000 shares of stock at an exercise price of $21.75 per share. One-third of the options granted on June 1, 1999 vest on each of the first, second and third anniversary dates of the date of grant. Neither employees of the Company who are Directors nor Lester Zimmerman are paid Director fees nor do they receive options for their service as Directors of the Company.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of March 17, 2000, the Company had approximately 6,300 beneficial holders of Common Stock. The following table sets forth information regarding beneficial ownership of the shares of Common Stock as of such date by (i) the Company's Chief Executive Officer and each of the other four most highly compensated executive officers (collectively, the "Named Executive Officers"),
(ii) each Director of the Company, (iii) the Company's officers and Directors as a group and (iv) all persons known by the Company to be the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock. For purposes of this Proxy Statement, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, the Company believes that the beneficial owners of the securities listed below have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Unless otherwise indicated, the business address for each of the individuals listed below is c/o First Washington Realty Trust, Inc., 4350 East-West Highway, Suite 400, Bethesda, Maryland 20814.

                                                 Shares Beneficially Owned
                                        ----------------------------------------
                                Amount and Nature of
Name of Beneficial Owner        Beneficial Ownership (1)    Percent of Class (2)
------------------------        ------------------------    --------------------


Stuart D. Halpert (3)(4 )             547,060                            5.34%
William J. Wolfe (3)(4)               547,060                            5.34%
Lester Zimmerman                       94,471                            0.94%
James G. Blumenthal (3)(4)             31,393                             *
Jeffrey S. Distenfeld (3)(4)           31,393                             *
James G. Pounds (3)(4)                 31,393                             *
Stanley T. Burns (5)                    6,499                             *
Matthew J. Hart (5)                    10,499                             *
William M. Russell (5)                  9,499                             *
Heywood Wilansky (5)                    6,499                             *

All executive officers and
directors as a group (10 persons)   1,315,766                         12.52%

T. Rowe Price
Associates, Inc. (6)(7)               863,300                          8.58%
100 East Pratt Street
Baltimore, MD  21202
----------------------------------
* = less than 1%

(1) Includes shares of Common Stock issuable upon conversion of partnership units ("Common Units") in First Washington Realty Limited Partnership (the "Operating Partnership") which are convertible within 60 days. As of March 17, 2000, Common Units owned by the Named Executive Officers and Directors was as follows: Stuart D. Halpert - 3,198, William J. Wolfe - 3,198 ,
     Lester Zimmerman - 2,318, James G. Blumenthal - 3,077, Jeffrey S. Distenfeld - 3,077, and James G. Pounds - 3,077.

(2) Based on 10,057,847 shares of Common Stock outstanding as of March 17, 2000, plus the shares of Common Stock issuable upon conversion of all Common Units and the options to purchase shares of Common Stock (which are exercisable within 60 days) held by such beneficial owner.

(3) Includes options to purchase shares of Common Stock (which are exercis-able within 60 days) as follows: Stuart D. Halpert - 183,806, William J. Wolfe - 183,806, James G. Blumenthal - 14,461, Jeffrey S. Distenfeld - 14,461, and James G. Pounds - 14,461.

(4) Includes restricted shares of Common Stock (not vested) held by Stuart D. Halpert - 151,584, William J. Wolfe - 151,584, James G. Blumenthal - 5,410, Jeffrey S. Distenfeld - 5,410, and James G. Pounds - 5,410.

(5) For Mr. Burns and Mr. Wilansky only, includes options to purchase 6,499 shares of Common Stock (which are exercisable within 60 days). For Mr. Hart and Mr. Russell only, includes options to purchase 3,999 shares of Common Stock (which are exercisable within 60 days).

(6) Reflects beneficial ownership as of December 31, 1999, as reported to the Company on Schedule 13G filed in February, 2000.

(7) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

               The Named Executive Officers are employed and compensated by both the Company and FWM. The Company believes that the effective allocation of such executives' compensation between such entities reflects the services provided by such executives with respect to each entity. The following table shows, for the fiscal years ending December 31, 1999, December 31, 1998 and December 31, 1997, respectively, the compensation paid by the Company and FWM to the Named Executive Officers.



                                        Annual
                                       Compensation (1)
                          -----------------------------------

Principal Position        Year     Salary ($)(2)   Bonus ($)
------------------        ----     -------------   ---------
Stuart D. Halpert         1999     $350,000        $282,450
Chairman of               1998     $300,000        $255,000
  the Board               1997     $250,000        $125,000
William J. Wolfe          1999     $350,000        $282,450
President and Chief       1998     $300,000        $255,000
  Executive Officer       1997     $250,000        $125,000
James G. Blumenthal       1999     $175,000        $ 50,000
Executive Vice            1998     $160,000        $ 30,000
  President and Chief     1997     $145,000        $ 25,000
  Financial Officer
Jeffrey S. Distenfeld     1999     $175,000        $ 50,000
Executive Vice            1998     $160,000        $ 30,000
  President and           1997     $155,000        $ 15,000
  General Counsel
James G. Pounds           1999     $175,000        $ 50,000
Executive Vice            1998     $160,000        $ 30,000
  President and           1997     $145,000        $ 25,000
  Chief Operating Officer

                                  Long Term
                             Compensation Awards
            -----------------------------------------------------
                           Securities                                  All
              Restricted   Under-                                      Other
              Stock        lying                        Contingent     Compen-
              Grants       Options       Stock          Stock          sation
              (#)(3)       (#)           Grants (#)     Grants(#)      ($)(4)
              ----------   ----------    ----------     ----------     --------

                  --         32,000         --            12,500         5,000
                  --         16,000         --            12,500         5,000
                4,750        32,000       47,380           5,000         4,750
                  --         32,000         --            12,500         5,000
                  --         16,000         --            12,500         5,000
                4,750        32,000       47,380           5,000         4,750
                2,700         8,000         --               --          5,000
                1,500         4,000         --               --          5,000
                5,128         8,000         --               --          4,750
                2,700         8,000         --               --          5,000
                1,500         4,000         --               --          5,000
                5,128         8,000         --               --          4,750
                2,700         8,000         --               --          5,000
                1,500         4,000         --               --          5,000
                5,128         8,000         --               --          4,750

-------------------------------
(1) Excludes the value of company-leased automobiles, membership fees to professional organizations, and certain medical, disability and life insurance benefits, which in the aggregate do not equal or exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.

(2)  Includes  compensation  that was deferred  pursuant to the Company's 401(k)
     Plan.

(3) The aggregate number of, and aggregate value of, shares of restricted stock held as of December 31, 1999 (based on the closing market price on December 31, 1999), are as follows: Mr. Halpert - 3,167 shares at $59,183; Mr. Wolfe
     - 3,167 shares at $59,183; Mr. Blumenthal - 3,210 shares at $59,969; Mr. Distenfeld - 3,210 shares at $59,969; and Mr. Pounds - 3,210 shares at $59,969. Dividends are payable on restricted stock. All awards of restricted stock are subject to vesting in equal one-third installments on each of the first three anniversaries of the date of grant, and are subject to earlier vesting in the event of the Named Executive Officer's termination of employment under specified circumstances.

(4) Consists of the contribution by the Company to the Company's 401(k) Plan for the benefit of the Named Executive Officer.

Stock Option Grants in Last Fiscal Year

         The following table provides information concerning the grant of stock options to the Named Executive Officers for the fiscal year ending December 31, 1999 under the Stock Option Plan. The Company does not have any outstanding stock appreciation rights.

                      Individual Grants
--------------------------------------------------------------------------------

                           Number of        % of Total
                           Securities       Options
                           Underlying       Granted to
                           Options          Employees in      Exercise or Base
Name                       Granted          Fiscal Year           Price ($/Sh)
----                       -------          -----------       ------------------

Stuart D. Halpert          32,000(1)            14.8%             $20.75


William J. Wolfe           32,000(1)            14.8%             $20.75

James G. Blumenthal         8,000(1)             3.7%             $20.75

Jeffrey S. Distenfeld       8,000(1)             3.7%             $20.75

James G. Pounds             8,000(1)             3.7%             $20.75




        Potential Realizable
        Value at Assessed Annual
        Rates of Stock
        Price Appreciation
        for Option Term
--------------------------------------------------------------------------------

Expiration
  Date           5%($)(2)     10%($)(2)
----------       --------     ---------

05/10/2009       $298,000     $798,000
05/10/2009       $298,000     $798,000
05/10/2009       $ 74,500     $199,500
05/10/2009       $ 74,500     $199,500
05/10/2009       $ 74,500     $199,500

--------------------------------------
(1) These options are exercisable according to the following schedule: one-third of such options vest on each of the first, second and third anniversary dates of the date of grant (May 10, 1999). The exercise price of the options is $20.75 (the market price on the date of grant).

(2) The total value of all outstanding shares of Common Stock, based on the fair market value per share of Common Stock on March 17, 2000 of $19.375 per share, was approximately $194.9 million. If the Common Stock appreciated at the 5% and 10% compounded annual rates assumed in the table, the value of Common Stock held by all stockholders would have increased by approximately $107.4 million and $264.6 million, respectively, by the May 10, 2009 expiration date of most of these options. There can be no assurance that such increases in value will occur.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value Table

         The following table sets forth information related to the exercise of stock options during the year ended December 31, 1999 by each of the Named Executive Officers and the 1999 fiscal year-end value of unexercised options.

                           Shares Acquired              Value
Name                       on Exercise (#)        Realized ($)
----                       -----------------      ------------

Stuart D. Halpert              N/A                    N/A

William J. Wolfe               N/A                    N/A

James G. Blumenthal            N/A                    N/A

Jeffrey S. Distenfeld          N/A                    N/A

James G. Pounds                N/A                    N/A



Number of
Securities                  Value of
Unexercised                 In-the-Money
Underlying                  Unexercised
Options at                  Options at
FY-End (#)                  FY-End ($)(1)
------------                 -------------

Exercisable/                Exercisable/
Unexercisable               Unexercisable
-------------               -------------

173,140/53,335                 $-0-/$-0-
173,140/53,335                 $-0-/$-0-
 11,795/13,335                 $-0-/$-0-
 11,795/13,335                 $-0-/$-0-
 11,795/13,335                 $-0-/$-0-

-----------------------------------
(1) Represents the difference between the fair market value of the Common Stock on December 31, 1999 and the exercise price of the options.

Employment Agreements

         Messrs. Halpert and Wolfe have entered into amended employment agreements with the Company effective March 13, 1998. The amended employment agreements were most recently amended effective January 1, 2000 (the "Employment Agreements"). The term of Mr. Wolfe's Employment Agreement will expire June 30, 2002, and the term of Mr. Halpert's Employment Agreement will expire December 31, 2002. The Employment Agreements provide that for a period of 18 months following the period each is an officer of the Company, Messrs. Halpert and Wolfe will not be employed or otherwise involved in any business engaged in the acquisition, development, management or operation of principally retail shopping centers within 25 miles of a shopping center in the Company's portfolio at the time of such executive's termination of employment.

         The Employment Agreements provide that in the event of expiration of the term of employment without renewal, Messrs. Halpert and Wolfe will receive a severance benefit equal to 300% of the sum of (a) the employee's base salary at the time of such termination and (b) the average annual bonus paid or payable to the employee for the last three calendar years of his employment with the Company. The Employment Agreements provide that, under other specified circumstances, including termination by the Company without cause, resignation with good reason and death or disability (each as defined in the Employment Agreements), Messrs. Halpert and Wolfe will receive a severance payment equal to the sum of (a) the amount payable upon expiration of the term without renewal and (b) the greater of (i) 200% of the sum of (x) the employee's annual base salary at the time of such termination plus (y) the average annual bonus paid or payable to the employee for the last three calendar years of the employment term, or (ii) the sum of (x) the aggregate amount of annual base salary that would have been paid through the scheduled expiration of the term of the Employment Agreement plus (y) the average annual bonus paid or payable to the employee for the last three calendar years of the employment term. If Mr. Halpert's or Mr. Wolfe's employment is terminated prior to the expiration of his Employment Agreement, he is also entitled to continue to receive medical, disability and life insurance benefits until the date his term of employment otherwise would have expired (but in any case for a minimum period of 24 months).

         As described below, in the event of termination of employment under specified circumstances, the Employment Agreements also provide for the accelerated grant or vesting of options and restricted and contingent stock. Furthermore, the Employment Agreements also provide that the Company will make an additional payment to Messrs. Halpert and Wolfe in the event payments made to the employee (such as severance payments and the value of the acceleration of the grant or vesting of options and stock) are subject to an excise tax for "parachute payments" under the Internal Revenue Code, which applies to payments in connection with a "change in control" of the Company where the aggregate amount of all such payments equals or exceeds 300% of the employee's "base amount" (as such terms are defined in the Internal Revenue Code). The excise tax is equal to 20% of the aggregate payments in excess of 100% of the base amount (which is generally equal to the most recent five-year average of the employee's compensation), and could apply to severance benefits for Messrs. Halpert and Wolfe (including cash payments and the accelerated grant or vesting of stock and options, if applicable) if the termination of employment was deemed to be in connection with such a change in control. If the employee is subject to the excise tax, the Company will make a payment to the employee sufficient for him to pay the excise tax and all related taxes on such amount, so that after payment of the additional taxes, the employee retains the full amount payable to him.

         Each of the Employment Agreements provides for an annual base salary in the amount of $400,000 for calendar year 2000, subject to increase as determined by the Compensation Committee. As part of the March 1998 amendments to the employment agreements, the Board structured the bonus component of such agreements to qualify as performance-based compensation pursuant to Code Section 162(m) for the remainder of the employment term (as extended) beginning January 1, 1999, so that bonus payments made for periods thereafter will be eligible to be fully deductible for federal income tax purposes. Pursuant to the bonus targets and performance goals established by the Compensation Committee and based on the Committee's certification of the attainment of applicable performance goals for the fiscal year ending December 31, 1999, the amount of annual bonus payable to each of Messrs. Halpert and Wolfe for 1999 was $282,450.

         Pursuant to the Employment Agreements, on January 1, 2000 each of Messrs. Halpert and Wolfe were granted options to purchase 250,000 shares of Common Stock, at an exercise price equal to $18.6875, the fair market value of a share of Common Stock on January 1, 2000. The stock options shall be exercisable until January 1, 2010, and, subject to the executive's continued employment with the Company, shall become exercisable in accordance with the following schedule: one-third of such options become exercisable on January 1 of each of years 2001, 2002 and 2003. In the event of termination of employment under specified circumstances, including by the Company without cause and resignation with good reason or following a change in control (each as defined in the Employment Agreements), all of the executive's options shall be immediately exercisable in full. Pursuant to the Employment Agreements, awards were made to each of Messrs. Halpert and Wolfe of 150,000 shares of Restricted Stock on January 1, 2000 under the Company's Restricted Stock Plan, which awards are subject to vesting as follows: one-sixth on January 1, 2001, one-third on January 1, 2002 and one-half on January 1, 2003. In the event of termination of employment under specified circumstances, including by the Company without cause and resignation with good reason or following a change in control (each as defined in the Employment Agreements), all of the executive's Restricted Stock shall immediately vest in full.

         Consistent with the provisions of the Employment Agreements, the Board has approved future performance-based Contingent Stock awards of up to 25,000 shares of Common Stock to each of Messrs. Halpert and Wolfe on each of March 31, 2001, 2002 and 2003, based on the Company's attainment of performance goals during the preceding fiscal year as established by the Compensation Committee. In addition, the Compensation Committee has established the performance goals applicable for fiscal years 2000 through 2003 in the event of termination of employment under specified circumstances (including termination by the Company without cause, resignation with good reason or following a change in control and death or disability) such that if his employment terminates prior to March 31, 2003 in such circumstances and if the Company has achieved the performance goal for the year of termination, the Company will award the employee that portion of the 75,000 shares of Contingent Stock that have not yet been granted. The Board has structured the Contingent Stock awards to qualify as performance-based compensation pursuant to Code Section 162(m), so that any Contingent Stock awards made for such periods will be eligible to be fully deductible for federal income tax purposes.

Stock Performance Graph

         The following stock performance graph compares the Company's performance to the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT"). Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax-qualified real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market. Stock price performance for the past year is not necessarily indicative of future results. All stock price performance includes the reinvestment of dividends.

                             [graph to be inserted]









                       Base
                       Period    Return    Return    Return    Return    Return
                       1994      1995      1996      1997      1998      1999
                       ----      ----      ----      ----      ----      ----

The Company           100.00    132.00    185.33    232.25    216.52      188.63
NAREIT Equity Index   100.00    115.27    155.92    187.51    154.69      147.55
S&P 500 Index         100.00    137.43    168.99    225.36    289.77      350.71

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee was established in November, 1994 and consists of Mr. Burns (Chairman), Mr. Hart, Mr. Russell and Mr. Wilansky, none of whom is or has been an officer or employee of the Company. For a description of the background of each of these individuals, see "Board of Directors and Officers." To the Company's knowledge, there were no interrelationships involving members of the Compensation Committee or other directors of the Company requiring disclosures in this Proxy Statement.

                          COMPENSATION COMMITTEE REPORT

     The information set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     General. The Company's compensation and benefit practices for employees are established and governed by the Compensation Committee, which is comprised entirely of Independent Directors who are not employees of the Company. The Committee establishes the general compensation policy of the Company, approves compensation of the senior executive officers of the Company and administers the Stock Option Plan, the Restricted Stock Plan and any other employee benefit plans which may be established by the Company.

     The Company's compensation program is designed to achieve both short-term and long-term objectives, balancing compensation to reward past performance and, consistent with the Company's growth philosophy, to provide incentives for superior performance over the long term. The Committee works with management to design compensation structures which will best serve these goals. The Committee utilizes base salary, cash bonuses, incentive stock plans and other forms of compensation as part of its programs.

     Executive Compensation. The Committee believes that the Company's success is attributable in large part to the management and leadership efforts of its executive officers. The Company's management team has substantial experience in owning, operating, managing, developing and acquiring interests in shopping centers. Stuart Halpert, Chairman of the Board, and William Wolfe, President and Chief Executive Officer, provide the Company with strategic business direction. Under the guidance of the Committee, the Company is committed to develop and maintain compensation policies, plans and programs which will provide additional incentives for the enhancement of cash flows, and consequently real property and stockholder values, by aligning the financial interests of the Company's senior management with those of its stockholders. The Company currently has employment contracts with each of Messrs. Halpert and Wolfe (see "Employment Agreements").

     Base salaries and cash bonuses for each of the named executive officers are generally reviewed each year for each of the named executive officers other than Messrs. Halpert and Wolfe. Pursuant to their Employment Agreements, the annual base salaries for each of Messrs. Halpert and Wolfe will be reviewed for possible increase during the first quarter of each fiscal year.

     The Employment Agreements for Messrs. Halpert and Wolfe provide for annual cash bonuses based upon the Company's performance as measured by performance targets established annually by the Committee. See "Employment Agreements."

     Stock-based compensation is also an important element of the Company's compensation philosophy. The Company maintains the Stock Option Plan and the Restricted Stock Plan for executives and other employees. The Committee determines in its sole discretion, subject to the terms and conditions of the plans, the specific terms of each grant under the plans other than as set forth for Messrs. Halpert and Wolfe in their Employment Agreements. In granting awards under the Stock Option Plan and Restricted Stock Plan, the Committee considers the employee's responsibilities and duties and how his or her performance contributes to the Company's performance and also what incentives may be appropriate for future performance. The Committee also believes that awards pursuant to these plans align the interests of management with those of the Company's stockholders.

     The Committee awarded each of James G. Blumenthal, Jeffrey S. Distenfeld and James G. Pounds 2,700 shares of Restricted Stock on January 1, 2000 pursuant to the Restricted Stock Plan. Such shares of Restricted Stock vest, and the restrictions applicable thereto lapse, in equal one-third installments on each of the first three anniversaries of the date of grant, subject to the individuals' continued employment with the Company on such date.

     Compensation of the Chairman and the Chief Executive Officer. Amounts earned during 1999 by Messrs. Halpert and Wolfe, the Chief Executive Officer and Chairman of the Company, respectively, are shown in the Summary Compensation Table. The Committee believes that the annual base salaries for Messrs. Halpert and Wolfe, as adjusted pursuant to their Employment Agreements, are appropriate and are reflective of industry practices of other similar public real estate investment trusts. The maximum bonus payable under each of Messrs. Halpert's and Wolfe's Employment Agreements is 100% of annual base salary and the target bonus payable under their employment agreements is 50% of their annual base salaries, and such bonuses are to be determined based on the achievement of specified criteria. After reviewing the performance-based criteria for the bonus for fiscal year 1999, the Committee awarded to each of Messrs. Halpert and Wolfe a cash bonus for the period January 1, 1999 to December 31, 1999 equal to $282,450. In addition, after reviewing the performance-based criteria for the Contingent Stock award for fiscal year 1999, the Committee granted to each of Messrs. Halpert and Wolfe 12,500 shares of Contingent Stock. The Committee has also established the performance criteria for bonuses to be paid for calendar year 2000 and for the Contingent Stock available to be awarded for calendar year 2000, all in accordance with the Employment Agreements. The Committee believes that the future performance-based bonuses and performance-based Contingent Stock awards provided under the Employment Agreements will combine to be an effective method of aligning Messrs. Halpert's and Wolfe's interests with those of the Company's stockholders and for rewarding them appropriately for their services as Chairman and Chief Executive Officer of the Company, respectively.

Date: March 24, 2000                                STANLEY T. BURNS (CHAIRMAN)
                                                    MATTHEW J. HART
                                                    WILLIAM M. RUSSELL
                                                    HEYWOOD WILANSKY

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Messrs. Halpert, Wolfe and Zimmerman each held a minority ownership interest in an office building for which FWM provided management services. During the fiscal year ended December 31, 1999, the partnership which owned the office building paid management fees of $7,500 to FWM.

         All of the voting common stock of FWM is owned by Messrs. Halpert and Wolfe, which enables them to control the election of the board of directors of FWM. The Operating Partnership owns all of the non-voting preferred stock of FWM, which is generally entitled to dividends equal to 99% of the net cash flow of FWM. Messrs. Halpert and Wolfe have a right of first refusal with respect to the remaining capital stock of FWM. During the fiscal year ended December 31, 1999, the Company paid advisory, leasing and management fees of approximately $5,530,000 to FWM.

         FWM transferred, effective as of January 1, 1998, its sales brokerage business conducted through its wholly-owned subsidiary First Capital Realty, Inc. ("FCR") to LZ Realty, Inc. ("LZ Realty"), a Maryland corporation controlled by Lester Zimmerman, a director of the Company. FCR had provided sales brokerage services since 1984 and was managed by Lester Zimmerman. The transaction transferred substantially all the assets of FCR (consisting primarily of commission and listing agreements) to LZ Realty for an interest-free, three-year promissory note equal to approximately $300,000, payable in annual installments over a three-year period and guaranteed by Mr. Zimmerman. As of December 31, 1999, the outstanding balance of the note was approximately $100,000. FWM also licensed to LZ Realty the right to use the name First Capital Realty. Furthermore, FWM provided LZ Realty for two years a line of credit up to $350,000 (guaranteed by Mr. Zimmerman) with a variable interest rate equal to FWM's borrowing rate in exchange for a portion of LZ Realty's profits during the term of the line of credit. The line of credit expired on December 31, 1999. As part of the transaction, Mr. Zimmerman withdrew as an officer of the Company and of FWM. By consummating this transaction, FWM intends to eliminate the volatility of the income stream generated by the sales brokerage business.

         The Company has paid legal fees in excess of $60,000 during 1999 to the law firm of Latham & Watkins. William J. Wolfe's brother, Scott N. Wolfe, is a partner of Latham & Watkins.

                COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), executive officers, directors and beneficial owners of ten percent or more of the Company's Common Stock and Preferred Stock ("Reporting Persons") are required to file beneficial ownership statements with the SEC on a timely basis reporting the initiation of their status as Reporting Persons and any subsequent changes with respect to their beneficial ownership of the Company's Common Stock or Preferred Stock. Based solely on its review of copies of such beneficial ownership statements received by it or representations that no such reports were required, the Company believes that during the fiscal year ending December 31, 1999, its executive officers, directors and beneficial owners of more than ten percent of the Company's Common Stock or Preferred Stock complied with the requirements of Section 16(a).

                                   PROPOSAL 2
                       AMENDMENT OF THE STOCK OPTION PLAN

         At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon a proposal to amend the Amended and Restated 1994 Stock Option Plan for Officers, Directors and Employees of First Washington Realty Trust, Inc., First Washington Realty Limited Partnership and First Washington Management, Inc. (the "Stock Option Plan") described herein. The Stock Option Plan was originally adopted by the Company's Board of Directors and approved by the Company's stockholders in June, 1994, and amendments were approved by the stockholders in May, 1997 and in May, 1998. An amendment to the Stock Option Plan was adopted by the Company's Board of Directors in March, 2000.

         The following description of the Stock Option Plan is qualified in its entirety by reference to the amendment to the Stock Option Plan. Copies of the amendment to the Stock Option Plan will be available at the Annual Meeting and can also be obtained by making a written request of the Company's Secretary.

         The principal purposes of the Stock Option Plan are to provide additional incentives for directors, executive officers and other key employees of the Company, the Operating Partnership and FWM, to further the growth, development and financial success of the Company, and to obtain and retain the services of such directors, executive officers and other key employees essential to the long range success of the Company.

         The shares available under the Stock Option Plan may be either previously unissued shares or issued shares which have been repurchased by the Company and may be equity securities of the Company other than Common Stock. The Stock Option Plan provides for appropriate adjustments in the number and kind of shares subject to the Stock Option Plan and to outstanding grants thereunder in the event of a stock split, stock dividend or certain other types of recapitalizations.

         If any portion of a stock option or other award terminates or lapses unexercised, or is canceled without having been fully exercised, the shares which were subject to the unexercised portion of such option or other award will continue to be available for issuance under the Stock Option Plan.

         The Stock Option Plan is administered by the Compensation Committee of the Board of Directors (or the Board in the case of options granted to members of the Board who are Independent Directors). The Compensation Committee consists of at least three Independent Directors, each of whom is a "non-employee director" as defined by Rule 16b-3 of the Exchange Act and an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Presently, there are four members of the Compensation Committee.

         The Compensation Committee is authorized to select from among the eligible employees of the Company, the Operating Partnership and FWM the individuals to whom options are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof, consistent with the Stock Option Plan. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Stock Option Plan. Non-qualified stock options may be granted to each Independent Director annually as determined by the full Board, and the full Board shall determine the number of shares to be subject thereto and the terms and conditions thereof; provided, however, that the exercise price of all options granted to Independent Directors shall be the fair market value of a share of Common Stock on the date of grant.

         The Stock Option Plan also authorizes the Compensation Committee to delegate to the Chief Financial Officer or the Chief Executive Officer of the Company, or both, any or all of the administrative duties and authority of the Compensation Committee under the Stock Option Plan, including the authority to make grants of options under the Plan other than to "Section 16 Persons" or "Section 162(m) Participants" (each as defined in the Stock Option Plan), consistent with an approved program authorized by the Compensation Committee and specifying the maximum aggregate number of shares for which grants may be made pursuant to such program.

         The Company has issued to certain officers and key employees of the Company, the Operating Partnership and FWM options to purchase, in each case subject to the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit (as such terms are defined in the Company's Charter), an aggregate of 1,199,633 shares of Common Stock pursuant to the Stock Option Plan. The Named Executive Officers hold options for 1,028,340 shares of Common Stock (see also "Executive Compensation -- Stock Option Grants Table" above), and the Company has issued to other employees (as a group) options to purchase 171,293 shares of Common Stock.

         The Company has also granted options to purchase a total of 69,000 shares of Common Stock to Independent Directors (including options for 12,000 shares subject to stockholder approval at the Annual Meeting) as set forth under Director Compensation.

         The exercise or purchase price for all options to acquire Common Stock, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase or may, with the approval of the Compensation Committee, be paid in whole or in part in Common Stock of the Company owned by the optionee and having a fair market value on the date of exercise equal to the aggregate exercise price of the shares so to be purchased, by other lawful consideration including services rendered or by surrender of shares to be issued under presently exercisable options.

         Amendments of the Stock Option Plan to increase the number of shares as to which options may be granted (except for adjustments resulting from any stock splits, reorganization, merger, consolidation, recapitalization, reclassification or stock dividend or other extraordinary corporate events), to materially modify eligibility requirements under the Stock Option Plan, to reduce the minimum option price requirements, to materially increase benefits accruing to Independent Directors under the Stock Option Plan, to extend the period during which options may be granted or to otherwise materially increase the benefits accruing to participants under the Stock Option Plan require the approval of the Company's stockholders. In all other respects the Stock Option Plan can be amended, modified, suspended or terminated by the Board. Amendments of the Stock Option Plan will not, without the consent of the participant, affect such person's rights under an award previously granted, unless the award itself otherwise expressly so provides. No termination date is specified for the Stock Option Plan.

         Options granted under the Stock Option Plan may provide for their termination upon dissolution or liquidation of the Company, the merger or consolidation of the Company into another corporation, the acquisition by another corporation of all or substantially all of the Company's assets, or the acquisition by another corporation of 80% or more of the Company's then outstanding voting stock; but in such event the Compensation Committee (or the Board in the case of options granted to members of the Board who are Independent Directors) may also give optionees and other grantees the right to exercise their outstanding options or rights in full during some period prior to such event, even though the options or rights have not yet become fully exercisable.

         In consideration of the granting of a stock option, each employee and each director must agree in the written agreement embodying such award to remain in the employ or remain as a director, respectively, of the Company or a subsidiary of the Company, the Operating Partnership or FWM for at least one year after the award is granted.

         Subject to the respective option agreements, unless otherwise specified in writing, stock options cannot be exercised after one year from the date the optionee's employment terminates by reason of death or disability, nor more than three months after termination of employment for any reason other than death or disability.

         No option or other right granted under the Stock Option Plan may be assigned or transferred by the optionee, except by will or the laws of intestate succession. During the lifetime of the holder of any option or right, the option or right may be exercised only by the holder or his guardian or legal representative.

         The Company requires participants to discharge withholding tax obligations in connection with the exercise of an option granted under the Stock Option Plan, as a condition to the issuance or delivery of stock or payment of other compensation pursuant thereto. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to exercise of options or receipt of other awards, subject to the discretion of the Compensation Committee to disapprove such use.

Federal Income Tax Consequences

         The tax consequences of the Stock Option Plan under current federal law are summarized in the following discussion which deals with the general tax principles applicable to the Stock Option Plan, and is intended for general information only. The discussion is based on the Code, regulations thereunder, rulings and decisions now in effect, all of which are subject to change. State and local income taxes are not discussed and may vary from locality to locality.

         Non-qualified Stock Options. For federal income tax purposes, assuming the option is not issued at an exercise price below market value, the recipient of non-qualified stock options granted under the Stock Option Plan generally will not recognize taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of a non-qualified stock option the optionee will recognize ordinary income, and the Company (or other employer) will be entitled to a deduction (subject to the limits of Section 162(m) of the Code which limits the deductibility of certain compensation in excess of $1,000,000 and the limits of Section 280G of the Code which limits the deductability of certain "parachute payments" paid in connection with a "change in control"), in an amount equal to the difference between the option exercise price and the fair market value of the stock at the date of exercise. An optionee's basis for the stock for purposes of determining his gain or loss on his subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the non-qualified stock option.

         The tax consequences resulting from the exercise of a non-qualified stock option through delivery of already owned shares of Common Stock are not completely certain. In published rulings, the Internal Revenue Service has taken the position that, to the extent an equivalent value of shares is acquired upon such exercise, an optionee will recognize no gain and the optionee's basis in the shares acquired upon such exercise will be equal to the optionee's basis in the surrendered shares, that any additional shares acquired upon such exercise will be compensation to the optionee taxable under the rules described above and that the optionee's basis in any such additional shares will be their then fair market value.

         Incentive Stock Options. There is no taxable income to an optionee when an incentive stock option is granted to him or when that option is exercised; however, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an "item of tax preference" for the optionee. Gain realized by an optionee upon the sale of stock issued on exercise of an incentive stock option is taxable at capital gains rates, and no tax deduction is available to the Company, unless the optionee disposes of the shares within two years after the date of grant of the option or within one year of the date the shares were transferred to the optionee. If the shares are disposed of before the expiration of these one-year or two-year periods, the difference between the option exercise price and the fair market value of the shares on the date of the option's exercise will be taxed at ordinary income rates; the balance of the gain, if any, will be taxed as capital gain. If the shares are disposed of before the expiration of these one-year or two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the employee's ordinary income is limited to the amount realized less the option exercise price paid. The Company (or other employer) will be entitled to a deduction (subject to Section 162(m) of the Code) to the extent the employee must recognize ordinary income. An incentive stock option exercised more than three months after an optionee's retirement from employment, other than by reason of death or disability, will be taxed as a non-qualified stock option, with the optionee deemed to have received income upon such exercise taxable at ordinary income rates. The Company (or other employer) will be entitled to a tax deduction (subject to Sections 162(m) and 280G of the Code) equal to the ordinary income, if any, realized by the optionee.

         The tax consequences resulting from exercise of an incentive stock option through delivery of already-owned shares of Common Stock are not completely certain. In published rulings and proposed regulations, the Internal Revenue Service has taken the position that generally the optionee will recognize no income upon such stock-for-stock exercise (subject to the discussion above), that to the extent an equivalent number of shares is acquired, the optionee's basis in the shares acquired upon such exercise is equal to the employee's basis in the surrendered shares increased by any compensation income recognized by the optionee, that the optionee's basis in any additional shares acquired upon such exercise is zero and that any sale or other disposition of the acquired shares within the one-year or two-year periods described above will be viewed as a disposition of the shares with the lowest basis first.

Proposed Amendments to the Stock Option Plan

         A total of 1,292,481 shares of Common Stock are currently reserved for issuance under the Stock Option Plan, subject to certain adjustments in the Company's Common Stock or other extraordinary corporate events. The Board of Directors recommends an amendment to the Stock Option Plan to increase the number of shares available for issuance under the Stock Option Plan by 500,000 shares, for a total of 1,792,481 shares.

         As of March 17, 2000, options to purchase an aggregate of 1,268,633 shares of Common Stock had been granted under the Stock Option Plan. Accordingly, only 23,848 shares of Common Stock are available for the issuance of new stock options. The Board of Directors believes that increasing the number of shares available for issuance under the Stock Option Plan is necessary in order for the Board of Directors to have sufficient flexibility to carry out its responsibilities to (i) further the growth, development and financial success of the Company by providing additional incentives to its directors, executive officers and other employees, and (ii) enable the Company to obtain and retain the services of such directors, executive officers and other employees considered essential to the long-range success of the Company.

         Additionally, the Board has determined that it is appropriate to grant options to Independent Directors other than upon their initial election. For several years the Board has granted options to Independent Directors pursuant to a formula in the Stock Option Plan. However, the Board has determined that greater flexibility is needed to respond to changes in compensation practices and to appropriately link the interests of Independent Directors with those of the Company's stockholders. The Board has thus adopted an amendment to permit annual option grants to each of the Independent Directors, in such amounts and on such terms as determined by the full Board. In accordance with this change, the full Board approved a grant of options to purchase 8,000 shares of Common Stock to each Independent Director serving on June 1, 1999 (options to purchase 3,000 of such shares are subject to stockholder approval of the proposed amendments to the Stock Option Plan at the Annual Meeting), in part to provide increased compensation to Independent Directors without increasing retainer fees. The Board believes that this amendment to the Stock Option Plan (including approval of the discretionary Options granted June 1, 1999) will assist the Company in attracting and retaining Independent Directors of superior ability and will align their interests with those of the Company's stockholders.

Vote Required; Recommendation of the Board of Directors

         A majority of all the votes cast at the Annual Meeting, assuming a quorum is present, is necessary for approval of the amendments to the Stock Option Plan. For purposes of the vote on the amendments to the Stock Option Plan, abstentions and "broker non-votes" will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. The Board of Directors unanimously recommends that stockholders vote FOR approval of the amendments to the Stock Option Plan. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy cards.

                                   PROPOSAL 3
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The firm of PricewaterhouseCoopers LLP, the Company's independent auditors for the fiscal year ending December 31, 1999, was appointed by the Board of Directors, upon the recommendation of the Audit Committee, to act in the same capacity for the fiscal year ending December 31, 2000, subject to ratification by the stockholders. There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than as pertains to its engagement as independent auditors for the Company in the previous year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

Vote Required; Recommendation of the Board of Directors

         A majority of all the votes cast at the Annual Meeting, assuming a quorum is present, is necessary for approval of the ratification of PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending December 31, 2000. For purposes of the vote on this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will count toward the presence of a quorum. The Board of Directors unanimously recommends a vote FOR ratification of the appointment of the independent auditors set forth above. Proxies solicited by the Company will be so voted unless stockholders specify otherwise on the accompanying Proxy.

                                  OTHER MATTERS

         The Board of Directors is not aware of any other matter that is likely to come before the Annual Meeting. If other matters should properly come before the Annual Meeting, the persons named in the accompanying Proxy will vote all Proxies in their discretion.

Annual Report

         The Annual Report of the Company for the fiscal year ending December 31, 1999 is provided with this Proxy Statement to the stockholders of record as of the close of business on March 17, 2000. However, the Annual Report does not constitute, and should not be considered, a part of this Proxy solicitation material.

         Any stockholder who desires a copy of the Company's 1999 Annual Report on Form 10-K filed with the Securities and Exchange Commission may obtain a copy (including exhibits) without charge by sending a request to Jeffrey S.
Distenfeld, Secretary, First Washington Realty Trust, Inc., 4350 East West Highway, Suite 400, Bethesda, Maryland 20814.

Stockholders' Proposals

         Any proposal intended to be presented by a stockholder at the next annual meeting of stockholders must be received by the Company at its principal executive offices not later than December 15, 2000, in order to be included in the Company's proxy statement and form of proxy relating to that meeting. In addition, the Bylaws of the Company provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must generally be given to the Secretary of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's annual meeting. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Jeffrey S. Distenfeld

                                          JEFFREY S. DISTENFELD
                                          Executive Vice President and Secretary


Bethesda, Maryland
March 31, 2000

                       FIRST WASHINGTON REALTY TRUST, INC.

                                      PROXY

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of First Washington Realty Trust, Inc., a Maryland corporation (the "Company"), revoking previous proxies, hereby acknowledges the receipt of the Notice and Proxy Statement dated March 31, 2000 in connection with the Annual Meeting of Stockholders of the Company to be held at 11:00 a.m. on Friday, May 12, 2000 at The Hyatt Regency-Bethesda, One Bethesda Metro Center, Bethesda, MD 20814, and hereby appoints STUART D. HALPERT and WILLIAM J. WOLFE, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the meeting or any adjournment or postponement thereof, to cast all the votes that the undersigned is entitled to cast upon all matters properly coming before the meeting or any adjournment or postponement thereof, and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned as if personally present at the meeting.

         INSTRUCTIONS: This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1, 2 and 3 and in the discretion of the holder(s) on any other matter properly coming before the meeting.

                (Important - Please sign and date on other side)





                                                                SEE REVERSE SIDE

                      Please date, sign and mail your proxy
                         card back as soon as possible!

                         Annual Meeting of Stockholders
                       FIRST WASHINGTON REALTY TRUST, INC.

                                  May 12, 2000



                 Please Detach and Mail in the Envelope Provided

--------------------------------------------------------------------------------


A   [ X ]  Please mark your
           votes as in this
           example.
--------------------------------------------------------------------------------
           The Board of Directors recommends that you vote FOR Items 1, 2 and 3, as more fully described in the accompanying Proxy Statement.
--------------------------------------------------------------------------------




                         FOR ALL nominees                   WITHHELD FROM ALL                            FOR       AGAINST   ABSTAIN
                                                            nominees                                     ---       -------   -------

1.  Election of                                                                 2.   Proposal to amend   [   ]     [   ]      [  ]
    the following             [    ]                             [    ]              Company's Stock Option
    nominees as                                                                      Plan to (i) increase the number
    Directors:                                                                       of shares available for issuance to
                                                                                     officers, directors and employees
                                                                                     and (ii) permit annual discretionary
                                                                                     grants to Independent Directors.

                                                                                3.   Ratification of     [   ]     [   ]      [  ]
                                                                                     PricewaterhouseCoopers LLP
                                                                                     as auditors for the year ending
                                                                                     December 31, 2000.

                                                                                4.   In the discretion of the proxy holder(s) on any
                                                                                     other matter coming before the Meeting or
                                                                                     any postponement or adjournment thereof.

Nominees: Stuart D. Halpert, Stanley T. Burns and
          Heywood Wilansky


FOR ALL EXCEPT vote withheld from the following nominees:


_______________________________________________________


Signature(s) ___________________________________  Signature(s) ___________________________________  Date____________________


NOTE: Each joint tenant should sign: executors,  administrators,  trustees, etc.
should give full title and where more than one is named, a majority should sign.
Please read other side before signing.